Exhibit 99.1

PETROHAWK ENERGY CORPORATION ANNOUNCES

MID-YEAR 2008 OPERATIONAL UPDATE AND

SECOND QUARTER 2008 FINANCIAL RESULTS

Outlook And Drilling Plans For

Haynesville Shale Position Defined

Second Horizontal Haynesville Shale Well Completed At 16.7 MMCFE/D

HOUSTON—August 6, 2008—Petrohawk Energy Corporation (“Petrohawk” or the “Company”) (NYSE:HK) today announced its second quarter 2008 financial results and provided a mid-year operational report, including updated 2008 development plans, capital budget, production and reserve growth estimates. Also included is a preview of planned drilling activities in 2009 and related production growth estimates.

Second Quarter 2008 Financial Highlights

•

During the second quarter, Petrohawk reported average production of 283 million cubic feet equivalent per day (Mmcfe/d), an 8% increase over first quarter 2008 production and within the Company’s stated second quarter guidance range of 280-290 Mmcfe/d. Production for the second quarter of 2008 was 30% higher than pro forma production for the second quarter of 2007 of 218 Mmcfe/d (pro forma for the sale of the Gulf Coast division). Total production for the quarter was 23.4 billion cubic feet (Bcf) of natural gas and 385 thousand barrels (MBbls) of oil, or 25.7 billion cubic feet of natural gas equivalent (Bcfe), 91% natural gas.

•

Petrohawk generated revenues of $305 million during the second quarter, a 42% increase over first quarter 2008 and a 31% increase over second quarter 2007. Cash flow from operations before changes in working capital (a non-GAAP measure) was $169.2 million, or $0.80 per fully diluted common share, a 27% increase over first quarter 2008 and a 15% increase over second quarter 2007.

•

After adjusting for selected items, primarily related to the non-cash impact of derivatives, net income for the quarter was $50.5 million, or $0.23 per fully diluted common share, versus $26.8 million, or $0.16 per fully diluted common share one year ago (see Selected Item Review and Reconciliation table for additional information). Selected items for the second quarter include a $229.1 million non-cash derivative charge due to the accounting effect of increased commodity prices on the Company’s long-term derivative positions. Before excluding selected items, a $92.8 million loss was reported for the quarter.

•

During the second quarter, per unit lease operating costs were $0.50 per million cubic feet of natural gas equivalent (Mcfe), or $12.9 million, the seventh consecutive quarter that lease operating costs have been reported at or below $0.60 per Mcfe.

•

Petrohawk’s average realized natural gas price for the quarter was $9.48 per Mcf, which included a realized loss from natural gas derivatives of $1.51 per Mcf. Before the impact of realized derivative losses, the average realized price for natural gas was $10.99 per Mcf, or 101% of the average NYMEX price for the quarter of $10.93 per Mcf. The Company’s average realized oil price for the quarter was $79.84 per Bbl, which included a $38.01 per Bbl of realized loss from oil derivatives. Before the impact of realized derivative losses, the average realized price for oil was $117.85 per Bbl, or 95% of the average NYMEX price for the quarter of $123.98 per Bbl.

•

During the quarter, approximately $633.5 million in capital expenditures were related to acquisition activity, primarily new leasing activity in the Haynesville Shale. During the first half of 2008, approximately $1.1 billion in capital expenditures were related to acquisitions and leasing activities in North Louisiana, East Texas, and Arkansas.

•	During the second quarter and first half of 2008, $208.9 million and $354.7 million, respectively, was spent on drilling, completions, seismic and facilities.

Operational Highlights

Petrohawk drilled 92 operated wells and 106 non-operated wells during the second quarter with a success rate of 97%. For the first half of 2008, the Company drilled 161 operated wells and 167 non-operated wells with a success rate of 98%. At the end of the second quarter, Petrohawk had 26 operated rigs running and approximately 20 non-operated rigs, 12 of which were drilling in the Fayetteville Shale.

Fayetteville Shale – Petrohawk drilled a total of 89 wells during the second quarter, 30 of which were operated and 59 of which were non-operated. The Company is currently operating 9 horizontal rigs and one spudder rig in the Fayetteville Shale and anticipates an increase to ten horizontal rigs and two spudder rigs by late third quarter 2008. Petrohawk is currently in the active construction phase on six separate pipeline segments that will provide a field-wide gathering network to major transportation lines. The Company plans to have these lines in service prior to the end of 2008.

During the second quarter, Petrohawk exceeded 90 Mmcfe/d gross in operated production from the Fayetteville Shale, only seventeen months from the onset of the Company’s production in the play. Of the 30 operated wells that were drilled and had a state test performed during the second quarter, eight were located in the northern region where drilling costs are on average considerably lower than other parts of the play. The average state test rate during the quarter in the northern region was 2.3 Mmcfe/d, as compared to an average state test of 1.7 Mmcfe/d from wells drilled in the same area during the first quarter of 2008. Three wells were completed in the central region of the play with an average state test rate of 2.7 Mmcfe/d, and six wells were completed in the southern region of the play with an average state test of 1.6 Mmcfe/d.

Other high rate wells were completed and are awaiting state tests. Two of those were completed using cemented liner systems. In the northern region the Brown 11-13 #5-16H had an initial production (IP) rate of 3.2 Mmcfe/d from a six stage cemented liner system covering a lateral length of 2,165 feet. In the southern region, the Sequoyah 9-12 #1-19H had an IP rate of 2.7 Mmcfe/d from a nine stage completion covering a lateral length of 2,984 feet. The Company is encouraged by the results of these first cemented liner systems and will continue to evaluate the merits of these systems versus the open-hole packer system that Petrohawk has historically used in the play.

In addition to the excellent drilling and completion results during the quarter, the Company has implemented a gas lift system to improve production rates on existing wells. Early results have indicated an average increase in daily production of 300 Mcfe/d with a capital investment of approximately $40,000 per well. Petrohawk will continue to install gas lift systems throughout the field where appropriate.

Elm Grove Field – Petrohawk drilled 40 wells in Elm Grove during the second quarter, 30 of which were operated. Ten rigs (two horizontal and eight vertical) are currently operating in the field area. The most exciting aspect of the Company’s operations in Elm Grove has been the continued development of the Lower Cotton Valley sand with horizontal drilling and completion technology. The play, which was proven in December 2007 with the completion of the Company’s first horizontal well, has had consistent positive results. During the second quarter three Lower Cotton Valley Taylor wells were completed horizontally with initial production rates of 7.8 Mmcfe/d, 9.8 Mmcfe/d and 11.0 Mmcfe/d. In addition to the Lower Cotton Valley program, Petrohawk has substantially accelerated its Hosston re-completion program. In the month of May, the Company re-completed 14 wells in the Hosston sand resulting in incremental production of 11 Mmcfe/d gross, or 7.5 Mmcfe/d net. Petrohawk has 53 additional re-completions budgeted for the second half of 2008.

WEHLU – Oklahoma County, Oklahoma – Building on early success, Petrohawk will increase the operated rig count to three in the West Edmond Hunton Lime Unit (WEHLU), located just north of Oklahoma City, Oklahoma, to three by late third quarter 2008, with two rigs drilling horizontal wells and one rig drilling vertical wells. In 2009, Petrohawk anticipates increasing to five rigs. The distribution of these rigs between horizontal and vertical operations will be largely dictated by the results of the 2008 drilling program.

WEHLU is a resource-style development of an approximately 29,000 acre area that the Company believes has significant growth potential. Petrohawk’s first operated horizontal well was placed on production at an initial rate of 485 Boe/d with the second operated horizontal well scheduled to be completed in early August. Approximately four vertical and eight horizontal wells are planned for the remainder of 2008.

Terryville Field – Petrohawk drilled 19 wells (16 operated) during the quarter, 11 of which targeted the Bossier sands as well as the Lower Cotton Valley sands. These wells had an average initial production rate of 5.6 Mmcfe/d during the quarter. This continued excellent performance is driving accelerated development in the area of the field that has both Bossier and Lower Cotton Valley objectives. The Company is also currently completing its first two wells in the western extension of the field and a 60 square mile 3D seismic survey of this area is underway. The survey is expected to be delivered in the early fourth quarter of this year.

Haynesville Shale Leasing and Operational Update

Petrohawk currently owns or has commitments to acquire over 300,000 net acres in what the Company believes are highly prospective areas of the Haynesville Shale and Bossier Shale plays in Northwest Louisiana and East Texas. Approximately 50% of the 300,000 net acre position is committed to the Company for longer than a three year lease term, extending the overall timeframe for development of this substantial acreage position. Including acreage held by production, Petrohawk’s cost in the play currently averages approximately $5,000 per acre.

Petrohawk’s first well in the Haynesville Shale, the Elm Grove Plantation (EGP) #63 (100% working interest), located in Section 9 / Township 16 North / Range 11 West, Bossier Parish, Louisiana, had an initial production rate of 16.8 Mmcfe/d and has averaged 13.7 Mmcfe/d over the first 30 full days of production with an average flowing casing pressure of approximately 5,100 pounds per square inch, primarily on a 20/64” choke. A recent analysis of multiple core samples from this well by an independent laboratory confirmed rock properties consistent with the productive qualities of the well. More significantly, the analysis indicated a measured gas in place volume for the well of approximately 1.255 million cubic feet per acre foot, which, if the data is uniform across the section, could equate to an estimated 170 Bcf of gas in place within the section where the well was drilled.

Petrohawk’s second well in the Haynesville Shale, the Hutchinson 9-5 (91% working interest), is located in Section 9 / Township 15 North / Range 12 West, Caddo Parish, Louisiana. The well was completed on July 29 and tested at a rate of 16.7 Mmcfe/d on a 22/64” choke with 7,325 pounds per square inch of flowing casing pressure. Pilot hole data revealed approximately 151 feet of net Haynesville Shale at a true vertical depth of 11,222 feet. The well was completed with a nine stage fracture stimulation, including approximately 2.5 million pounds of sand.

The Hunt Plywood 36-11 (100% working interest), located in Section 36 / Township 15 North / Range 13 West, DeSoto Parish, Louisiana, is currently drilling in the lateral portion of the well. Petrohawk expects to reach total depth in mid-August and estimates completing the well in early September. Data from the pilot hole analysis indicated approximately 160 feet of net Haynesville Shale at a true vertical depth of 11,476 feet.

Petrohawk’s first non-operated Haynesville Shale well, the Whitaker 23 #1 (17% working interest), is located in Section 23 / Township 15 North / Range 13 West, DeSoto Parish, Louisiana. The well is currently undergoing completion operations. Data from the pilot hole analysis indicated approximately 158 feet of net Haynesvile Shale at a true vertical depth of 11,147 feet.

To facilitate transportation of incremental production from North Louisiana to premium markets, Petrohawk is in the process of negotiating a series of strategic marketing arrangements. Additionally, the Company plans to construct multiple standalone gathering systems to cover anticipated operated production not already serviced by current capacity. Approximately $30 million is budgeted in 2008 for new gathering facilities, which are currently under construction.

“Petrohawk’s Haynesville Shale investment has created over a decade of drilling opportunities for our company in this awesome natural gas play,” said Floyd C. Wilson, Chairman, President and Chief Executive Officer. “Since our first quarter conference call, we have doubled our position in the Haynesville Shale. Our leasing and acquisition efforts are disciplined and strategic as we continue to add acreage in the heart of the play. Our proven ability to optimize costs and provide attractive price realizations are unique advantages we will use to capitalize on this play and grow our company. In fact, our operating costs on a per unit basis actually continue to drop, while many of our competitors have reported cost increases.”

“As we stand at mid-year, Petrohawk is reaping the benefit of its initial investment in the Fayetteville Shale and other core properties, and we have embarked on a new, exciting phase of growth. We estimate that proved reserves grew organically by approximately 25% at mid-year, and that figure does not yet take into account any contribution from the Haynesville Shale. For production, we expect our 2008 exit rate will be 50% higher than our 2007 exit rate, and project 2008 average annual production will have grown more than 25% year over year pro forma for acquisitions and divestitures. As our Haynesville program accelerates throughout 2009, we expect to set even more aggressive goals for the Company. Production in 2009 is expected to average 30-40% higher than 2008. During this period of accelerated growth, the Company will continue to value risk management through a low cost structure and hedging, and maintain a capital structure sufficient to realize the value of our significant resource potential.”

Haynesville Shale Development Plans and Capital Allocation

Petrohawk is currently running three horizontal rigs in the Haynesville shale and plans to bring three additional rigs to the area by September 2008. By the end of 2008, the Company plans to operate a total of ten rigs, increasing to twenty rigs during 2009 and in subsequent years. These rigs are identified and committed to this program. The Company’s development plans take into account the number of wells needed to protect Petrohawk’s acreage investment within appropriate timeframes.

The Company expects to drill approximately 29 horizontal wells in the Haynesville Shale during 2008, with the majority of anticipated production contributing to 2009 production estimates. Petrohawk expects that drill-to-connection times in 2008 will average 75 days. After 2008, the Company anticipates that average drill-to-connection time will be reduced to approximately 60 days.

In 2009, Petrohawk plans to drill approximately 140 operated Haynesville Shale wells. Additionally, the Company anticipates a significant non-operated component to its Haynesville development program.

Revised 2008 Capital Budget

Based on its opportunity set and accelerated drilling plan, Petrohawk has increased its capital budget for drilling, completions, seismic and facilities from $950 million to $1.1 billion for 2008. The Company plans to utilize up to 36 operated rigs to drill approximately 440 operated wells during 2008. The increased budget reflects significant drilling acceleration in the Haynesville Shale.

During the first half of 2008, Petrohawk’s capital spending for drilling, completion, seismic and facilities was $354.7 million, or 32% of the total revised capital budget. During the second half of 2008 the Company expects capital spending for drilling, completion, seismic and facilities to be approximately $745.3 million, or 68% of the total revised capital budget.

Expected allocations of the revised capital budget for full year 2008 among Petrohawk’s major operating areas are as follows:

	Revised 2008 Capital Budget* ($ million)	% of Total Capital Budget	Total Wells Planned	Operated Rigs Planned	Estimated Net Drilling Locations
Haynesville Shale	$218	20%	28 operated 1 non-operated	10	2,400
Fayetteville Shale	395	36%	174 operated 195 non-operated	10	2,500
Elm Grove	208	19%	115 operated 39 non-operated	8	650
Terryville	86	8%	49 operated 10 non-operated	3	450
Western & Other	193	17%	73 operated 118 non-operated	5	500

Total	$1,100	100%	802	36	6,500

*Drilling,	completion, seismic and facility costs included; no acquisitions budgeted

Production and Reserve Growth Projections

For the third quarter 2008, average daily production is expected to be between 310 and 320 Mmcfe/d. Petrohawk’s previously stated guidance for the full year 2008 included expected average daily production of between 295 and 315 Mmcfe/d, a more than 25% organic increase over pro forma 2007 production. This implies an average daily fourth quarter 2008 rate of approximately 360 Mmcfe/d, a 50% increase over pro forma fourth quarter 2007. For 2009, the Company anticipates 30-40% organic growth over the 2008 average production rate.

Internally estimated proved reserves at mid-year 2008 were 1.33 Tcfe using SEC guidelines. This mid-year proved reserve estimate is 25% higher than year-end 2007 proved reserves, which were reported by Petrohawk’s outside reserve engineering firm, Netherland, Sewell & Associates, Inc. The increase is primarily due to organic reserve additions company-wide. The mid-year estimate of proved reserves does not include any reserves associated with the Haynesville Shale program.

Petrohawk Conference Call and Webcast

Petrohawk has scheduled a conference call for Wednesday, August 6, 2008 at 9:00 a.m. CDT (10:00 a.m. EDT) to discuss second quarter 2008 financial and operating results. To access, dial 800-644-8607 five to ten minutes before the call begins. Please reference Petrohawk Energy Conference ID 56564101. International callers may also participate by dialing 706-679-8184. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 20, 2008. To access the replay, please dial 800-642-1687 and reference conference ID 56564101. International callers may listen to a playback by dialing 706-645-9291. In addition, the call will be webcast live on Petrohawk’s website at www.petrohawk.com. A replay of the call will be available through August 20, 2008.

Petrohawk Energy Corporation is an independent energy company engaged in the acquisition, production, exploration and development of natural gas and oil with properties concentrated in North Louisiana, Arkansas, East Texas, Oklahoma and the Permian basin.

For more information contact Joan Dunlap, Vice President—Investor Relations, at 832-204-2737 or jdunlap@petrohawk.com. For additional information about Petrohawk, please visit our website at www.petrohawk.com.

Additional Information for Investors

This press release contains forward-looking information regarding Petrohawk that is intended to be covered by the safe harbor “forward-looking statements” provided by of the Private Securities Litigation Reform Act of 1995, based on Petrohawk’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward-looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Petrohawk’s operations or financial results are included in Petrohawk’s reports on file with the SEC. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Petrohawk does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

The SEC generally permits oil and gas companies, in filings made with the SEC, to disclose only proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. In this press release, we use the term “resource potential” which the SEC guidelines prohibit from being included in filings with the SEC. “Resource potential” refers to the Company’s internal estimates of hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques. Resource potential may not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System and does not include any proved reserves. Area wide resource potential has been risked using a risk factor selected by the Company’s management. Actual quantities that may be ultimately recovered from the Company’s interests will differ substantially. Factors affecting ultimate recovery include the scope of our ongoing drilling program, which will be directly affected by the availability of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals and other factors; and actual drilling results, including geological and mechanical factors affecting recovery rates. Estimates of resource potential may change significantly as development of the Company’s resource plays provides additional data. In addition, our production forecasts and expectations for future periods are dependant upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases.

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PETROHAWK ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Operating revenues:
Oil and gas	$304,633	$233,482	$519,571	$442,725
Operating expenses:
Production:
Lease operating	12,903	17,416	25,297	33,292
Workover and other	1,249	1,845	1,786	4,022
Taxes other than income	14,036	16,628	25,000	30,278
Gathering, transportation and other	10,944	7,599	20,467	15,023
General and administrative	17,214	16,980	33,368	32,581
Depletion, depreciation and amortization	86,694	100,210	169,821	196,048

Total operating expenses	143,040	160,678	275,739	311,244

Income from operations	161,593	72,804	243,832	131,481
Other expenses:
Net (loss) gain on derivative contracts	(277,605)	31,591	(420,346)	(27,342)
Interest expense and other	(35,154)	(31,789)	(62,691)	(62,539)

Total other expenses	(312,759)	(198)	(483,037)	(89,881)

(Loss) income before income taxes	(151,166)	72,606	(239,205)	41,600
Income tax benefit (provision)	58,400	(26,975)	90,827	(15,384)

Net (loss) income available to common stockholders	$(92,766)	$45,631	$(148,378)	$26,216

Net (loss) income per share of common stock:
Basic	$(0.45)	$0.27	$(0.76)	$0.16

Diluted	$(0.45)	$0.27	$(0.76)	$0.15

Weighted average shares outstanding:
Basic	206,490	167,783	195,060	167,546

Diluted	206,490	172,113	195,060	171,490

PETROHAWK ENERGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	June 30, 2008	December 31, 2007
Assets:
Current assets	$845,029	$189,193
Net oil and gas properties	4,404,555	3,155,672
Other assets	1,010,127	1,327,574

Total assets	$6,259,711	$4,672,439

Liabilities and stockholders' equity:
Current liabilities	$713,380	$360,497
Long-term debt	1,831,337	1,595,127
Other noncurrent liabilities	814,702	707,918
Stockholders' equity	2,900,292	2,008,897

Total liabilities and stockholders' equity	$6,259,711	$4,672,439

PETROHAWK ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Cash flows from operating activities:
Net (loss) income	$(92,766)	$45,631	$(148,378)	$26,216
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depletion, depreciation and amortization	86,694	100,210	169,821	196,048
Income tax (benefit) provision	(58,400)	26,975	(90,827)	15,384
Stock-based compensation	3,081	3,398	5,679	6,285
Net unrealized loss on derivative contracts	229,065	(29,933)	366,580	45,038
Net realized gain on derivative contracts acquired	—	11	—	(2,429)
Other	1,546	1,382	81	2,738

Cash flow from operations before changes in working capital	169,220	147,674	302,956	289,280
Changes in working capital	58,184	19,523	(14,367)	13,189

Net cash provided by operating activities	227,404	167,197	288,589	302,469

Cash flows from investing activities:
Oil and gas capital expenditures	(815,396)	(229,823)	(1,394,107)	(455,893)
Proceeds received from sale of oil and gas properties	110,900	8,855	110,900	8,855
Marketable securities purchased	(1,116,098)	—	(1,116,098)	—
Marketable securities redeemed	626,387	—	626,387	—
Decrease in restricted cash	—	—	269,837	—
Other operating property and equipment expenditures	(16,603)	(622)	(31,041)	(1,985)
Other	—	(1,101)	—	—

Net cash used in investing activities	(1,210,810)	(222,691)	(1,534,122)	(449,023)

Cash flows from financing activities:
Proceeds from exercise of options	3,953	566	10,260	1,966
Proceeds from issuance of common stock	758,713	—	1,069,213	—
Offering costs	(30,925)	—	(44,717)	—
Proceeds from borrowings	1,216,000	238,000	1,596,000	487,000
Repayment of borrowings	(952,401)	(181,423)	(1,367,401)	(342,838)
Debt issue costs	(18,559)	—	(18,559)	—
Net realized gain on derivative contracts acquired	—	(11)	—	2,429
Other	501	(1,485)	—	(1,499)

Net cash provided by financing activities	977,282	55,647	1,244,796	147,058

Net (decrease) increase in cash	(6,124)	153	(737)	504
Cash at beginning of period	7,199	5,944	1,812	5,593

Cash at end of period	$1,075	$6,097	$1,075	$6,097

PETROHAWK ENERGY CORPORATION

SELECTED OPERATING DATA (Unaudited)

(In thousands, except per unit and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Production:
Natural gas—Mmcf	23,413	25,069	44,936	49,595
Crude oil—Mbbl	385	731	750	1,479
Natural gas equivalent—Mmcfe	25,720	29,454	49,433	58,468
Average daily production—Mmcfe	283	324	272	323
Average price per unit:
Realized gas price per Mcf—as reported	$10.99	$7.51	$9.72	$7.17
Realized impact of derivatives per Mcf	(1.51)	0.07	(0.75)	0.31

Net realized gas price per Mcf	$9.48	$7.58	$8.97	$7.48

Realized oil price per Bbl—as reported	$117.85	$62.07	$106.66	$59.05
Realized impact of derivatives per Bbl	(38.01)	(0.24)	(28.55)	1.70

Net realized oil price per Bbl	$79.84	$61.83	$78.11	$60.75

Cash flow from operations (1)	169,220	147,674	302,956	289,280
Cash flow from operations—per share (diluted)	0.80	0.86	1.52	1.69
Average cost per Mcfe:
Production:
Lease operating	0.50	0.59	0.51	0.57
Workover and other	0.05	0.06	0.04	0.07
Taxes other than income	0.55	0.56	0.51	0.52
Gathering, transportation and other	0.43	0.26	0.41	0.26
General and administrative:
General and administrative	0.55	0.46	0.56	0.45
Stock-based compensation	0.12	0.12	0.11	0.11
Depletion	3.33	3.36	3.39	3.31

(1)

Represents cash flow from operations before changes in working capital. See the Consolidated Statements of Cash Flows for a reconciliation from this non-GAAP financial measure to the most comparable GAAP financial measure.

PETROHAWK ENERGY CORPORATION

SELECTED ITEM REVIEW AND RECONCILIATION (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Unrealized loss (gain) on derivatives:(1)
Natural gas	$190,476	$(32,518)	$323,511	$36,477
Crude oil	39,432	2,585	43,069	8,561
Interest	(843)	—	—	—

Total mark-to-market non-cash charge	229,065	(29,933)	366,580	45,038
Master limited partnership withdrawal	3,352	—	3,352	—
Senior revolving credit facility reduction	782	—	782	—

Total selected items, before tax	233,199	(29,933)	370,714	45,038
Income tax effect of selected items	(89,898)	11,069	(142,910)	(16,655)

Selected items, net of tax	143,301	(18,864)	227,804	28,383
Net loss available to common stockholders, as reported	(92,766)	45,631	(148,378)	26,216

Net income available to common stockholders, excluding selected items	$50,535	$26,767	$79,426	$54,599

Basic loss per share of common stock, as reported	$(0.45)	$0.27	$(0.76)	$0.16
Impact of selected items	0.69	(0.11)	1.17	0.17

Basic earnings per share of common stock, excluding selected items	$0.24	$0.16	$0.41	$0.33

Diluted loss per share of common stock, as reported	$(0.45)	$0.27	$(0.76)	$0.15
Impact of selected items	0.68	(0.11)	1.15	0.17

Diluted earnings per share of common stock, excluding selected items	$0.23	$0.16	$0.39	$0.32

(1)	Represents the unrealized loss (gain) associated with the mark-to-market valuation of outstanding derivative positions at June 30, 2008 and 2007.